Exhibit 10(d)


                       DESCRIPTION OF LIZ CLAIBORNE, INC.
                      2004 SALARIED EMPLOYEE INCENTIVE PLAN



For the 2004 fiscal year, Liz Claiborne, Inc. maintained a bonus plan for full time salaried employees under which bonuses were earned based upon a combination of return on invested operating capital and earnings per share, as measured against pre-established targets, and, as applicable, achievement of targeted levels of divisional direct operating profit and/or departmental performance considerations and the achievement of individual goals, subject to certain terms and conditions. A similar bonus plan is anticipated for 2005.